Exhibit 99.1

                                             For additional information, contact
                                              Investor Relations, (301) 419-7877
November 13, 2006                                        Email: info@spherix.com

                     SPHERIX REPORTS THIRD QUARTER EARNINGS

BELTSVILLE, MD, Spherix Incorporated (NASDAQ/SPEX) reported revenue of $7.3 million and $20.8 million for the three-months and nine-months ended September 30, 2006, up 8% over the same periods in 2005. The increase between years is the result of a new government reservation contract, which the Company began performing early in 2006. During the three- and nine-month periods, the Company's R&D costs were $441,000 and $723,000, respectively; an increase of $400,000 and $511,000, respectively, over the same periods of the prior year. The increased expenditures resulted from the escalation of activity relating to the Phase 3 clinical trial of Naturlose as a treatment for type 2 diabetes. A range-finding study was successfully completed, and provided encouraging early signs (see Spherix news release dated October 26, 2006). With the increase in R&D expenditures between years, Company's net income decreased by $295,000 for the quarter, but remained $256,000 above the prior year's net loss for the year to date.

                                         THREE MONTHS ENDED              NINE MONTHS ENDED
                                            SEPTEMBER 30,                  SEPTEMBER 30,
                                   -----------------------------   -----------------------------
                                        2006           2005            2006            2005
                                   -------------   -------------   -------------   -------------
Revenue                            $   7,252,000   $   6,705,000   $  20,757,000   $  19,204,000
Operating expense                      7,266,000       6,416,000      21,068,000      19,773,000
                                   -------------   -------------   -------------   -------------
Income (loss) from operations      $     (14,000)  $     289,000   $    (311,000)  $    (569,000)

Net income (loss)                  $     (10,000)  $     285,000   $    (304,000)  $    (560,000)
Net income (loss) per share        $           -   $        0.02   $       (0.02)  $       (0.05)

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        Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

        Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

                 Our Internet address is http://www.spherix.com.

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